FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FOURTH-QUARTER 2006 EARNINGS

Company Reports Strong Sales and Earnings

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – February 22, 2007

Results From Operations

Safeway Inc. today reported net income of $307.9 million ($0.69 per diluted share) for the fourth quarter of 2006. This compares with net income of $173.5 million ($0.39 per diluted share) for the fourth quarter ended December 31, 2005.

Net income in the fourth quarter of 2006 was increased by $0.08 per diluted share due to various favorable tax items. Net income in the fourth quarter of 2005 was reduced by a net $0.10 per diluted share for store exit activities, employee buyouts and the favorable resolution of various tax issues.

Sales and Other Revenue

Total sales increased 3.8% to $12.5 billion in the fourth quarter of 2006 compared to $12.0 billion in the fourth quarter of 2005. Contributions from Lifestyle stores and strong perishable and non-perishable performance drove this increase. Identical-store sales, including and excluding fuel, increased 3.5% in the fourth quarter of 2006.

“Our fourth-quarter results demonstrate that our strategy continues to work well,” said Steve Burd, Chairman, President and CEO. “By delivering superior perishables, completing more Lifestyle stores, making investments in price and promotion, controlling our costs, and delivering outstanding service, we are able to bring more to the table for our customers and our shareholders. We plan to continue to build on this momentum in 2007.”

Gross Profit

Gross profit increased 2 basis points to 29.13% of sales in the fourth quarter of 2006 compared to 29.11% of sales in the fourth quarter of 2005. Higher fuel sales (which have a lower gross margin) reduced gross profit by 15 basis points. The remaining 17 basis- point increase is the result of savings from product-sourcing and distribution initiatives and improved product mix, partly offset by investments in price and higher advertising expense.

Operating and Administrative Expense

Operating and administrative expense improved 122 basis points to 24.76% of sales in the fourth quarter of 2006 from 25.98% of sales in the fourth quarter of 2005. In the fourth quarter of 2005, Safeway incurred pre-tax charges of $55.5 million for store exit activities related to the closure of 26 Texas stores and $37.5 million for employee buyouts ($0.12 per diluted share). Adjusting for these charges, operating and administrative expense improved 45 basis points in 2006. This improvement is primarily due to increased sales and reduced costs as a percentage of sales from workers’ compensation and store labor.

Interest Expense

Interest expense was $121.5 million in the fourth quarter of 2006 compared to $124.3 million in the fourth quarter of 2005. Indebtedness was lower in the fourth quarter of 2006 compared to 2005, while average interest rates were higher.

Income Tax Expense

Income tax expense was $127.2 million, or 29.2% of pre-tax income in the fourth quarter of 2006 compared to $94.6 million, or 35.3% of pre-tax income, in the fourth quarter of 2005. Income tax expense in the fourth quarter of 2006 included approximately $38.0 million of tax benefits ($0.08 per diluted share) due to the utilization of net operating loss carry forwards and various other favorable items. Income tax expense in the fourth quarter of 2005 included $7.3 million of tax benefits ($0.02 per diluted share) associated with the favorable resolution of certain tax issues.

Annual Results

Net income for the year ended 2006 was $870.6 million ($1.94 per diluted share) compared to $561.1 million ($1.25 per diluted share) in 2005. Sales increased 4.6% to $40.2 billion in 2006 from $38.4 billion in 2005 primarily because of Safeway’s marketing strategy, Lifestyle store execution and increased fuel sales. Identical-store sales, excluding fuel, increased 3.3%.

Gross profit decreased 11 basis points to 28.82% of sales in 2006 from 28.93% of sales in 2005. Higher fuel sales reduced gross profit by 28 basis points. Excluding fuel, gross profit increased 17 basis points primarily because of improved shrink, benefits from product-sourcing initiatives and improved product mix, partly offset by investments in price and increased advertising expense.

Operating and administrative expense decreased 93 basis points to 24.84% of sales in 2006 from 25.77% of sales in 2005. The store exit activities and employee buyouts in 2005 reduced operating and administrative expense by 44 basis points. Higher fuel sales in 2006 reduced operating and administrative expense by 13 basis points. The remaining decline is primarily the result of increased sales and reduced costs as a percentage of sales from store labor, workers’ compensation and pension expense.

Stock Repurchase

During the fourth quarter of 2006, Safeway purchased 3.7 million shares of its common stock at an average price of $28.84 per share and a total cost of $106 million (including commissions). For the year, Safeway purchased 12 million shares of its common stock at an average price of $26.53 per share and a total cost of $318.0 million (including commissions). The remaining board authorization for stock repurchases is $747 million.

Capital Expenditures

During 2006, Safeway invested $1.67 billion in capital expenditures. The company opened 17 new Lifestyle stores, completed 276 Lifestyle remodels and closed 31 stores. In 2007, the company expects to spend approximately $1.7 billion in capital expenditures, open approximately 25 new Lifestyle stores and complete approximately 275 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities increased to $2,175.0 million in 2006 compared to $1,881.0 million in 2005 primarily because of higher net income.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, increased to $1,734.7 million in 2006 from $1,313.5 million in 2005.

Net cash flow used by financing activities was $596.3 million in 2006 compared to $466.9 million in 2005. Safeway paid down $493.1 million of debt in 2006 compared to $444.9 million in 2005 and paid $96.0 million of dividends in 2006 compared to $44.9 million in 2005. The repurchase of $318.0 million of common stock in 2006 was offset by the $262.3 million income tax refund related to prior years’ debt financing and $45.4 million of proceeds from the exercise of stock options.

Guidance

Safeway confirms guidance for 2007 of $1.90 to $2.00 diluted earnings per share and free cash flow of $400 million to $600 million. Identical-store sales, excluding fuel, are expected to grow approximately 3.3%.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,761 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing fourth-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PST February 22, 2007. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical-store sales, capital expenditures, free cash flow, financial and operating results, and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our efforts to revitalize corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our programs to improve capital management; results of any on-going litigation in which we are involved or any litigation in which we may become involved; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures including Blackhawk Network, Inc. (“Blackhawk”); legislative, regulatory, tax or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue, including Blackhawk; the capital investment in and financial results from our Lifestyle stores; the rate of return on our pension assets; and the availability and terms of financing. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	16 Weeks Ended December 30, 2006	16 Weeks Ended December 31, 2005	52 Weeks Ended December 30, 2006	52 Weeks Ended December 31, 2005
Sales and other revenue	$12,503.5	$12,046.1	$40,185.0	$38,416.0

Cost of goods sold	(8,861.4)	(8,539.2)	(28,604.0)	(27,303.1)

Gross profit	3,642.1	3,506.9	11,581.0	11,112.9

Operating and administrative expense	(3,096.3)	(3,129.7)	(9,981.2)	(9,898.2)

Operating profit	545.8	377.2	1,599.8	1,214.7

Interest expense	(121.5)	(124.3)	(396.1)	(402.6)

Other income, net	10.8	15.2	36.3	36.9

Income before income taxes	435.1	268.1	1,240.0	849.0

Income taxes	(127.2)	(94.6)	(369.4)	(287.9)

Net income	$307.9	$173.5	$870.6	$561.1

Basic earnings per share	$0.70	$0.39	$1.96	$1.25

Diluted earnings per share	$0.69	$0.39	$1.94	$1.25

Weighted average shares outstanding:
Basic	440.7	448.7	444.9	447.9

Diluted	445.1	450.5	447.8	449.8

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	Year-end 2006	Year-end 2005
ASSETS

Current assets:
Cash and equivalents	$216.6	$373.3
Receivables	461.2	350.6
Merchandise inventories	2,642.5	2,766.0
Prepaid expense and other current assets	245.4	212.5

Total current assets	3,565.7	3,702.4

Total property, net	9,773.3	9,097.1

Goodwill	2,393.5	2,402.4
Prepaid pension costs	137.3	179.4
Investment in unconsolidated affiliate	219.6	201.8
Other assets	184.4	173.8

Total assets	$16,273.8	$15,756.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$790.7	$714.2
Current obligations under capital leases	40.8	39.1
Accounts payable	2,464.4	2,151.5
Accrued salaries and wages	485.8	526.1
Income taxes	100.6	124.2
Other accrued liabilities	719.1	708.8

Total current liabilities	4,601.4	4,263.9

Long-term debt:
Notes and debentures	4,428.7	4,961.2
Obligations under capital leases	607.9	644.1

Total long-term debt	5,036.6	5,605.3

Deferred income taxes	117.4	223.1
Pension and postretirement benefit obligations	204.0	86.4
Accrued claims and other liabilities	647.5	658.5

Total liabilities	10,606.9	10,837.2

Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 582.5 and 580.1 shares outstanding	5.8	5.8
Additional paid-in capital	3,811.5	3,445.1
Treasury stock at cost; 142.4 and 130.7 shares	(4,188.7)	(3,875.7)
Accumulated other comprehensive income	94.8	172.8
Retained earnings	5,943.5	5,171.7

Total stockholders’ equity	5,666.9	4,919.7

Total liabilities and stockholders’ equity	$16,273.8	$15,756.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	52 Weeks Ended December 30, 2006	52 Weeks Ended December 31, 2005
OPERATING ACTIVITIES
Net income	$870.6	$561.1
Reconciliation to net cash flow from operating activities:
Property impairment charges	39.2	78.9
Depreciation expense	991.4	932.7
Amortization of deferred finance cost	5.8	7.5
Deferred income tax	1.1	(215.9)
LIFO expense (income)	1.2	(0.2)
Equity in earnings of unconsolidated affiliates, net	(21.1)	(15.8)
Net pension expense	83.1	115.6
Contributions to pension plans	(29.2)	(18.1)
(Gain) loss on property retirements and lease exit costs	(17.8)	13.6
Increase in accrued claims and other liabilities	10.8	44.1
Employee stock option expense	51.2	59.7
Other	7.3	6.9
Changes in working capital items:
Receivables	(45.1)	(1.0)
Inventories at FIFO cost	96.9	(7.7)
Prepaid expenses and other current assets	(9.3)	37.1
Income taxes payable	(21.2)	(128.8)
Payables and accruals	89.0	363.1
Payables related to third-party gift cards, net of receivables	71.1	48.2

Net cash flow from operating activities	2,175.0	1,881.0

INVESTING ACTIVITIES
Cash paid for property additions	(1,674.2)	(1,383.5)
Proceeds from sale of property	80.1	105.1
Cash used to acquire businesses	(83.8)	—
Other	(56.8)	(35.1)

Net cash flow used by investing activities	(1,734.7)	(1,313.5)

FINANCING ACTIVITIES
Additions to short-term borrowings	—	13.0
Payments on short-term borrowings	—	(23.8)
Additions to long-term borrowings	1,418.9	754.5
Payments on long-term borrowings	(1,912.0)	(1,188.6)
Purchase of treasury stock	(318.0)	—
Dividends paid on common stock	(96.0)	(44.9)
Net proceeds from exercise of stock options	45.4	18.9
Income tax refund related to prior years’ debt financing	262.3	—
Other	3.1	4.0

Net cash flow used by financing activities	(596.3)	(466.9)

Effect of changes in exchange rate on cash	(0.7)	5.9

(Decrease) increase in cash and equivalents	(156.7)	106.5

CASH AND EQUIVALENTS
Beginning of period	373.3	266.8

End of period	$216.6	$373.3

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	Fourth Quarter		Year Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Cash capital expenditures	$562.6	$528.0	$1,674.2	$1,383.5
Stores opened	8	8	17	21
Stores closed	14	33	31	48
Lifestyle remodels completed	127	137	276	293
Lifestyle remodel grand openings	106	114	276	273
Stores at end of period	1,761	1,775	1,761	1,775
Square footage (in millions)	80.8	81.0	80.8	81.0

Fuel sales	$848.1	$826.4	$3,002.0	$2,616.8
Number of fuel stations at end of period	340	314	340	314

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Year Ended December 30, 2006
Net income	$870.6
Add (subtract):
Income taxes	369.4
Interest expense	396.1
Depreciation	991.4
LIFO expense	1.2
Stock option expense	51.2
Property impairment charges	39.2
Equity in earnings of unconsolidated affiliates, net	(21.1)

Adjusted EBITDA	$2,698.0

Total debt at December 30, 2006	$5,868.1
Less cash and equivalents in excess of $75.0 at December 30, 2006	141.6

Adjusted Debt	$5,726.5

Adjusted EBITDA as a multiple of interest expense	6.81	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	2.12	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

Year Ended December 30, 2006
Net cash flow from operating activities	$2,175.0
Add (subtract):
Income taxes	369.4
Interest expense	396.1
Amortization of deferred finance cost	(5.8)
Deferred income taxes	(1.1)
Net pension expense	(83.1)
Contributions to pension plans	29.2
Accrued claims and other liabilities	(10.8)
Gain on property retirements and lease exit costs	17.8
Changes in working capital items	(181.4)
Other	(7.3)

Adjusted EBITDA	$2,698.0

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	Year Ended		Forecasted Range
	2006	2005	Fiscal 2007*
Net cash flow from operating activities	$2,175.0	$1,881.0	$2,100.0	$2,200.0
Net cash flow used by investing activities	(1,734.7)	(1,313.5)	(1,700.0)	(1,600.0)
Interest earned on favorable income tax settlement, net of tax	(62.6)	—	—	—
Cash used to acquire businesses/stores, net of tax benefits	49.5	—	—	—

Free cash flow	$427.2	$567.5	$400.0	$600.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables.

TABLE 5: SAME-STORE SALES INCREASES

	Fourth Quarter 2006		Year Ended 2006
	Comparable- Store Sales Increases	Identical- Store Sales Increases*	Comparable- Store Sales Increases	Identical- Store Sales Increases*
As reported	3.7%	3.5%	4.4%	4.1%
Excluding fuel sales	3.7%	3.5%	3.5%	3.3%

*	Excludes replacement stores.